NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

$______

AMERICAN UNITED GLOBAL, INC.
AMENDED AND RESTATED CONVERTIBLE NOTE DUE
March 20, 2007

THIS NOTE is one of a series of duly authorized and issued Notes of American United Global, Inc., a Delaware corporation (the “Company”), designated as its Convertible Notes due upon the earlier of March 16, 2009 or the Company closing a financing in the aggregate amount of $12,000,000, in the aggregate principal amount of $1,250,000 (the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to the order of ____________ or its registered assigns (the “Holder”), the principal sum of _________________ ($_____), on the earlier of March 16, 2009 or the Company closing a financing in the aggregate amount of $12,000,000 (the “Maturity Date”), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder. Notwithstanding the foregoing, the Company hereby unconditionally promises to pay to the order of the Holder interest on any principal payable hereunder that shall not be paid in full when due, whether at the time of any stated maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of 12% per annum (but in no event in excess of the maximum rate permitted under applicable law). No interest shall accrue prior to the Maturity Date.

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 14 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 14.

The Holder of this Note is entitled to the benefits of the Security Agreement.

1.  Definitions. In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of September 21, 2005, among the Company and the Purchasers identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated:

“Conversion Date” means the date a Conversion Notice is delivered to the Company together with the Conversion Schedule pursuant to Section 6(a).

“Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

“Conversion Price” means $1.00.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder and may be sold by the Holder pursuant to an effective Registration Statement covering the Underlying Shares or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 6(b) hereof or the rules or regulations of any Trading Market; (v) no Bankruptcy Event has occurred; (vi) the Company is not in default with respect to any material obligation hereunder or under any other Transaction Document; and (vii) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event Equity Value” means 115% of the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the Triggering Event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be 115% of the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

“Original Issue Date” means the date of the first issuance of any Notes, regardless of the number of transfers of any particular Note.

“Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five or more Trading Days (which need not be consecutive Trading Days); (b) the Company fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within five Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the exercise or conversion rights of the Holders pursuant to any Transaction Document are otherwise suspended for any reason; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Note; (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (e) the Company effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock; (f) the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell any Underlying Shares under the Registration Statement, in either case, for five or more Trading Days (which need not be consecutive Trading Days); (g) the Company fails to make any cash payment required under the Transaction Documents and such failure is not cured within five days after notice of such default is first given to the Company by a Purchaser; (h) the Company defaults in the timely performance of any obligation under the Transaction Documents and such default continues uncured for a period of 20 days after the date on which notice of such default is first given to the Company by a Purchaser (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within 20 days); or (i) the Company materially breaches any of its representations or warranties under the Transaction Documents.

2.  Principal Payment upon Maturity.

(a)  Subject to the conditions and limitations set forth below and at the option of the Purchasers, the Company may pay principal on this Note in (i) cash or (ii) shares of Common Stock. The Company must deliver written notice to the Holder indicating the manner in which it intends to pay principal at least 30 Trading Days prior to the Maturity Date. Failure to timely provide such written notice shall be deemed an election by the Company to pay the amount of principal in cash.

(b)  Notwithstanding the foregoing, the Company may not pay principal by issuing shares of Common Stock unless all of the Equity Conditions are then satisfied with respect to all shares of Common Stock then issuable upon conversion of all outstanding Notes.

(c)  In the event that the Company pays principal in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as such principal shall be (i) determined by dividing the total principal then payable to such Holder by the Conversion Price (as adjusted in accordance herewith) and (ii) paid to such Holder in accordance with Section 2(d) below.

(d)  In the event that any principal is paid in Common Stock, the Company shall within three days following the date on which such amount was due (i) issue and deliver to such Holder a certificate, free of restrictive legends, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) at all times after the Holder has notified the Company that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit Withdrawal Agent Commission System.

3.               Put Option. Notwithstanding anything to the contrary contained in this Section 3, after the expiration of eighteen (18) months from the Original Issue Date, in the event that the Company has raised funding in the aggregate amount of $9,000,000 commencing on the Original Issue Date and the closing bid price of the Company’s stock is in excess of $2.00 per share for a period of five (5) consecutive trading days, the Holder shall have the right, exercisable on not less than thirty (30) calendar days prior written notice to the Company, to require the Company to prepay the Notes in accordance with this section. Any notice of prepayment hereunder (an “Optional Prepayment”) shall be delivered to the Company at its registered address and shall state (1) that the Holder is exercising its right to require the Company to prepay the Note and (2) the date of prepayment (the “Optional Prepayment Notice”). On the date fixed for prepayment (the “Optional Prepayment Date”), if all terms have been satisfied, the Company shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Company at least five (5) business day prior to the Optional Prepayment Date. If the Holder exercises its right to have the Note prepaid, the Company shall make payment to the holders of an amount in cash (the “Optional Prepayment Amount”) equal to the principal amount of the Note.

4.  Registration of Notes. The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of principal hereon, and for all other purposes, absent actual notice to the contrary.

5.  Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6.  Conversion.

(a)  At the Option of the Holder. All or any portion of this Note shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 6(b)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The number of shares of Common Stock issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted divided by the Conversion Price on the Conversion Date. The Holder shall effect conversions under this Section 6(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 2 attached hereto (the “Conversion Schedule”). If the Holder is converting less than all of the principal amount of this Note, or if a conversion hereunder may not be effected in full due to the application of Section 6(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount which has not been converted.

(b)  Certain Conversion Restrictions.

(i) Relating to the Number of Shares.

(A) Subject to Section 6(b)(i)(B), the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “Threshold Percentage”) or 9.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the applicable Holder that it has evaluated the limitations set forth in this Section 6(b)(i)(A) and has determined that issuance of the full number of Underlying Shares issuable in respect of such Conversion Notice does not violate the restrictions contained in this Section 6(b)(i)(A).

(B) Notwithstanding the provisions of Section 6(b)(i)(A), by written notice to the Company, the Holder shall have the right (x) at any time and from time to time to reduce its Maximum Percentage immediately upon notice to the Company in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.999% and (y) at any time and from time to time, to waive the provisions of this Section insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of the Maximum Percentage) unless the Holder shall have, by written instrument delivered to the Company, irrevocably waived its rights to so increase its Threshold Percentage, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Notes.

(C) If the Company has not previously obtained Shareholder Approval (as defined below), then the Company may not issue in excess of the Issuable Maximum upon conversions of the Notes. The "Issuable Maximum" means a number of shares equal to 19.99% of the of the Company's outstanding shares on the Closing Date. Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the principal amount of Notes issued and sold to such Holder on the Original Issue Date by (y) the aggregate principal amount of Notes issued and sold by the Company on the Original Issue Date. If any Holder shall no longer hold Notes, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum, and (B) the Company shall not have previously obtained the vote of shareholders, as may be required by the applicable rules and regulations of its Trading Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then, the Company shall issue to the converting Holder a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the principal amount of Notes then held by such Holder for which a conversion would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "Excess Principal Amount"), the applicable Holder shall have the right to require the Company to obtain the Shareholder Approval applicable to such issuance as soon as is possible.

7.  Mechanics of Conversion.

(a)  Upon conversion of this Note, the Company shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(b)  The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a New Note representing the remaining outstanding principal amount. Upon surrender of this Note following one or more partial conversions, the Company shall promptly deliver to the Holder a New Note representing the remaining outstanding principal amount.

(c)  The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

(d)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion.

(e)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall either (i) pay cash to such Purchaser in an amount equal to such Purchaser's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate.

8.  Events of Default.

(a)  “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination) of principal or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise);

(ii) the Company or any Subsidiary defaults in any of its obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $500,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iii) the occurrence of a Triggering Event; or

(iv) the occurrence of a Bankruptcy Event.

(b)  At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of (i) the outstanding principal amount of this Note, at a repurchase price equal to the greater of (A) 115% of such outstanding principal amount, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount, and (ii) any Underlying Shares issued to such Holder upon conversion of Notes and then owned by the Holder, at a price per share equal to the Event Equity Value of such issuable and issued Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note and certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such certificates have been delivered to the Holder).

(c)  Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 10(b) shall immediately become due and payable in full in cash, without any further action by the Holder.

(d)  In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

9.  Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

10.  Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a)  Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 10(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 10(a) shall become effective immediately after the effective date of such subdivision or combination. However, prior to December 31, 2006, in the event that the Company shall complete or effect a consolidation or reverse split of its outstanding shares of common stock into a greater or lesser number of shares of Common Stock, then in each such case the Conversion Price shall not be impacted.

(b)  Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Conversion Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company (an “Appraiser”). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Conversion Price, at the request of the Holder delivered before the 90th day after such record date, the Company will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any conversion of the Note that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion (if applicable), such Distributed Property.

(c)  Fundamental Changes. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 10(a)) (in any such case, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)  this Note shall thereafter entitle the Holder to purchase the Alternate Consideration,

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company's obligations under this Note and the Purchase Agreement, and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon conversion of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Change, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 10(c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change. If any Fundamental Change constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Change, the Company (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unconverted portion of this Note on the date of such request.

(d)  Subsequent Equity Sales.

(i) If, at any time while this Note is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Floor Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price. If, at any time while this Note is outstanding, the Company or any Subsidiary issues Common Stock or Common Stock Equivalents at an Effective Price greater than the Conversion Price (as adjusted hereunder to such date) but less than the average Closing Price over the five Trading Days prior to such issuance (the “Adjustment Price”), then the Conversion Price shall be reduced to equal the product of (A) the Conversion Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Adjustment Price, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) If, at any time while this Note is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of (A) the issuance of Common Stock upon exercise or conversion of any Common Stock Equivalents described in Schedule 3.1(g) to the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule); (B) to officers, directors or employees of, or advisers, consultants or independent contractors acting in a similar capacity to, the Company pursuant to restricted stock issuances, stock grants, stock options or similar employee stock incentives, in each case approved by the Board of Directors of the Company; or (C) the issuance of securities in connection with a bona fide joint venture or development agreement or strategic partnership or similar agreement approved by the Company’s board of directors, the primary purpose of which is not to raise equity capital.

(e)  Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)  Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(g)  Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

11.  No Fractional Shares. The Company shall not issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section 11, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12.  Notices. Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 108 Village Square - #327, Somers, NY 10589, facsimile: 631-254-2136, attention Robert Rubin, CEO, or (ii) if to the Holder, to the address or facsimile number appearing on the Company’s Noteholder records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 12.

13. Miscellaneous.

(a)  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company shall not be permitted to assign this Note.

(b)  Subject to Section 13(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

(c)  Governing Law; Venue; Waiver Of Jury Trial. all questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the state of new york, without regard to the principles of conflicts of law thereof. each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. the company hereby waives all rights to a trial by jury.

(d)  The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e)  In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f)  In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price shall be amended to appropriately account for such event.

(g)  No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

AMERICAN UNITED GLOBAL, INC.

By _____________________________________
Name:
Title:

Schedule 1

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of Convertible Notes (the “Notes”) into shares of common stock, no par value (the “Common Stock”), of American United Global, Inc., a Delaware corporation, according to the conditions hereof, as of the date written below.

____________________________________________________
Date to Effect Conversion

____________________________________________________
Principal amount of Notes owned prior to conversion

____________________________________________________
Principal amount of Notes to be converted

____________________________________________________
Number of shares of Common Stock to be Issued

____________________________________________________
Applicable Conversion Price

____________________________________________________
Principal amount of Notes owned subsequent to Conversion

____________________________________________________
Name of Holder

By __________________________________________________
Name:
Title:

Schedule 2

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions of the Convertible Notes issued by American United Global, Inc.

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion